UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2010

DEERFIELD CAPITAL CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6250 North River Road, Rosemont, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 380-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 30, 2010, the board of directors (the "Board") of Deerfield Capital Corp. (the "Company") appointed Kenneth Posner, 62, as Interim Chief Financial Officer of the Company, effective immediately. Mr. Posner replaces Francis P. Straub III, the Company’s former Chief Financial Officer, whose resignation was previously disclosed. Mr. Posner will serve as Interim Chief Financial Officer while the Board continues its search for a permanent replacement.

Mr. Posner has been a partner in the executive services firm SFN Professional Services LLC, d/b/a Tatum ("Tatum"), since 2006. Through his affiliation with Tatum, he has served in temporary assignments as a leader of a team within the Finance Department of National Express CorporationNorth America and as Operations Manager and Controller of Jet Support Services, Inc. Previously, Mr. Posner served from 2003 to 2005 as Senior Vice President of Finance and Administration and Chief Financial Officer of Rewards Network Inc. and from 2001 to 2004 as President, Chief Executive Officer and Chief Financial Officer of Chart House Enterprises, Inc. From 1999 to 2000, Mr. Posner served as Executive Vice President and Chief Financial Officer of Lodgian, Inc. He also served as Senior Vice President of Finance and Treasurer of H Group Holding, Inc. from 1981 to 1999.

The Company and Tatum entered into an Interim Services Agreement (the "Services Agreement") which outlines the terms and conditions of the services Mr. Posner will provide to the Company. The Company will pay Tatum a fee of $42,000 per month for Mr. Posner’s services under the Services Agreement and will reimburse Tatum for out-of-pocket expenses incurred by Mr. Posner to the same extent the Company reimburses other members of its senior management for such expenses. Pursuant to the Services Agreement, the Company will indemnify Tatum and Mr. Posner for all losses arising in connection with Mr. Posner’s service to the Company, except to the extent arising out of the gross negligence or willful misconduct of Tatum or Mr. Posner.

The Services Agreement has a minimum term ending on August 20, 2010 (the "Minimum Term"). In the event the Company terminates the Services Agreement prior to the expiration of the Minimum Term, subject to certain exceptions, the amount payable by the Company under the Services Agreement shall be retroactively increased to $3,000 per business day. Following the expiration of the Minimum Term, the Company or Tatum may terminate the Services Agreement with 10 days advance written notice, subject to certain exceptions.

(e) On June 30, 2010, Deerfield Capital Management LLC ("DCM") entered into an employment agreement with Robert A. Contreras (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Contreras will continue to serve as Senior Vice President, General Counsel and Secretary of the Company and General Counsel of DCM, positions that he has held since November 2008. The Employment Agreement replaces and supersedes all prior agreements with Mr. Contreras.

The Employment Agreement provides that DCM will pay Mr. Contreras a base salary of $300,000 per year and a total bonus of no less than $200,000 per year for calendar years 2010 and 2011. The term of Mr. Contreras’ employment under the Employment Agreement will conclude on December 31, 2011, unless sooner terminated. If Mr. Contreras’ employment is terminated without "cause" or for "good reason" (each as defined in the Employment Agreement) prior to December 31, 2011, Mr. Contreras will continue to receive his base salary through December 31, 2011, subject to reduction in the event he obtains other employment during such period, and Mr. Contreras will remain entitled to bonuses for calendar years 2010 and 2011.

The Employment Agreement further provides that Mr. Contreras may not compete with the Company, DCM or their affiliates, solicit or induce certain employees or agents of the Company, DCM or their affiliates to terminate their relationships therewith or hire certain employees or agents of the Company, DCM or their affiliates until the earlier of the date that is six months after the date of Mr. Contreras’ termination and June 30, 2012. In addition, if Mr. Contreras terminates the Employment Agreement for other than "good reason" within six months of entering into the Employment Agreement, he may not work for any entity primarily engaged in the provision of investment management services directly with any employee who was employed by DCM within six months prior to the date of entry into the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement, dated June 30, 2010, between DCM and Robert A. Contreras

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

July 2, 2010	By:	/s/ Robert A. Contreras

Name: Robert A. Contreras
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated June 30, 2010, between DCM and Robert A. Contreras